MEMORANDUM

                             FT 334
                       File No. 333-73343

     The Prospectus and the Indenture filed with Amendment No. 2 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on May 28, 1999 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.


                         THE PROSPECTUS

Cover Page     The date of the Trusts has been added.

Pages 3-4      The following information for the Trusts appears:

               The   Aggregate  Value  of  Securities   initially
               deposited have been added.

               The initial number of units of the Trusts

               Sales charge

               The Public Offering Price per Unit as of the business day before the Initial Date of Deposit

               The Mandatory Termination Date has been added.

Page 7 The Report of Independent Auditors has been completed.

Pages 8-9      The Statements of Net Assets have been completed.


Pages 10-17    The Schedules of Investments have been completed.



 THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

               The Trust Agreement has been conformed to reflect the execution thereof.

                                    CHAPMAN AND CUTLER

May 28, 1999